Exhibit 10.17
This exhibit amends and restates the agreement between KBW, Inc. and the executive that was included as an exhibit to KBW Inc.’s previously filed periodic reports with the Securities and Exchange Commission. The agreement was amended and restated as set forth below in order to comply with certain technical requirements of Section 409A of the Internal Revenue Code.
AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT
          AGREEMENT, dated as of the 31st day of December, 2008 (this “Agreement”), by and between KBW, Inc., a Delaware corporation (the “Company”), and Robert Giambrone, Executive Vice President and Chief Financial and Administrative Officer (the “Executive”).
          WHEREAS, the Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein). The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control that ensure that the compensation and benefits expectations of the Executive will be satisfied and that provide the Executive with compensation and benefits arrangements that are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
          Section 1. Certain Definitions. (a) “Effective Date” means the first date during the Change of Control Period (as defined herein) on which a Change of Control occurs. Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs and if the Executive’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (1) was at the request of a third party that has taken steps reasonably calculated to effect a Change of Control or (2) otherwise arose in connection with or anticipation of a Change of Control, then “Effective Date” means the date immediately prior to the date of such termination of employment.
          (b) “Change of Control Period” means the period commencing on the date hereof and ending on the third anniversary of the date hereof; provided, however, that, commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof, the “Renewal Date”), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless, at least 60 days prior to the Renewal Date, the Company shall give notice to the Executive that the Change of Control Period shall not be so extended. The Change of Control Period shall terminate upon termination of the Executive’s employment with the Company if such termination of employment occurs prior to the date on which a Change of Control occurs, unless the Effective Date precedes or coincides with such termination pursuant to clause (1) or (2) of Section 1(a)
          (c) “Affiliated Company” means any company controlled by, controlling or under common control with the Company.
          (d) “Change of Control” means:
          (1) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 1(d), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (iv) any acquisition by any corporation pursuant to a transaction that complies with Sections 1(d)(3)(A), 1(d)(3)(B) and 1(d)(3)(C);
          (2) Any time at which individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
          (3) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
          (4) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
          Section 2. Employment Period. The Company hereby agrees to continue the Executive in its employ, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Employment Period”). The Employment Period shall terminate upon the Executive’s termination of employment for any reason.
          Section 3. Terms of Employment. (a) Position and Duties. (1) During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date and (B) the Executive’s services shall be performed at the headquarters of the Company located in the City of New York or at any other such headquarters location less than 25 miles from the office where the Executive was employed immediately preceding the Effective Date.
          (2) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that, to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.
          (b) Compensation. (1) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (the “Annual Base Salary”) at an annual rate at least equal to 12 times the highest monthly base salary paid or payable, including any base salary that has been earned but deferred, to the Executive by the Company and the Affiliated Companies in respect of the 12-month period immediately preceding the month in which the Effective Date occurs. The Annual Base Salary shall be paid at such intervals as the Company pays executive salaries generally. During the Employment Period, the Annual Base Salary shall be reviewed at least annually, beginning no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date. Any increase in the Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The Annual Base Salary shall not be reduced after any such increase and the term “Annual Base Salary” shall refer to the Annual Base Salary as so increased.
          (2) Annual Bonus. In addition to the Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the “Annual Bonus”) in cash at least equal to the Executive’s highest bonus earned under the Company’s Annual Incentive Plan, as in effect from time to time, or any comparable bonus under any predecessor or successor plan, for the last three full fiscal years prior to the Effective Date (or for such lesser number of full fiscal years prior to the Effective Date for which the Executive was eligible to earn such a bonus, and annualized in the case of any pro rata bonus earned for a partial fiscal year) (the “Recent Annual Bonus”). (If the Executive has not been eligible to earn such a bonus for any period prior to the Effective Date, the “Recent Annual Bonus” shall mean the Executive’s target annual bonus for the year in which the Effective Date occurs.) Each such Annual Bonus shall be paid no later than two and a half months after the end of the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
          (3) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all cash incentive, equity incentive, savings and retirement plans, practices, policies, and programs applicable generally to other peer executives of the Company and the Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and the Affiliated Companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and the Affiliated Companies.
          (4) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the

Company and the Affiliated Companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and the Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits that are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and the Affiliated Companies.
          (5) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the Company’s policies.
          (6) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments and with secretarial and support staff, no less favorable than that provided similarly situated executives of the Company.
          (7) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and the Affiliated Companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies.
          (8) Indemnification and D&O Insurance. During the Employment Period and for seven (7) years following the Date of Termination (as defined herein), the Company shall provide the Executive with indemnification and directors’ and officers’ liability insurance coverage as in effect at any time during the 120-day period immediately preceding the Effective Date, or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives, or directors, of the Company and the Affiliated Companies.
          Section 4. Termination of Employment. (a) Death or Disability. The Executive’s employment shall terminate automatically if the Executive dies during the Employment Period. If the Company determines in good faith that the Disability (as defined herein) of the Executive has occurred during the Employment Period (pursuant to the definition of “Disability”), it may give to the Executive written notice in accordance with Section 11(b) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. “Disability” means the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative. The foregoing to the contrary notwithstanding, if the Executive’s employment would otherwise be considered to have terminated by reason of the Executive’s death or Disability, but circumstances described in clause (1), (2), (3), (4) or (5) of Section 4(c) (definition of Good Reason) occurred on or before the date of the Executive’s death or the Executive’s Disability Effective Date, as the case may be, the Executive’s employment with the Company shall be deemed to have been terminated by the Executive for Good Reason.
          (b) Cause. The Company may terminate the Executive’s employment during the Employment Period with or without Cause. “Cause” means:
     (1) the willful and continued failure substantially to perform the Executive’s duties (as contemplated by Section 3(a)(1)(A)) with the Company or any Affiliated Company (other than as a result of physical or mental illness or injury or following the Executive’s delivery of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company that specifically identifies the manner in which the Board or the Chief Executive Officer of the Company believes that the Executive has not substantially performed the Executive’s duties;
     (2) illegal conduct or gross misconduct by the Executive, in either case that is willful and results in material and demonstrable damage to the business or reputation of the Company; or
     (3) conviction of, or plea of guilty or nolo contendere to, a charge of commission of a felony.
For purposes of this Section 4(b), no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority (A) given pursuant to a resolution duly adopted by the Board, or if the Company is not the ultimate parent corporation of the Affiliated Companies and is not publicly-traded, the board of directors of the ultimate parent of the Company (the “Applicable Board”), (B) upon the instructions of the Chief Executive Officer of the Company or a senior officer of the Company or (C) based upon the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until (I) the Executive has been given notice in reasonable detail by the Company of the existence of the circumstances claimed to constitute Cause within ninety (90) days following the initial existence of such circumstances, and given an opportunity of thirty (30) days to cure, and such circumstances remain uncured at the end of such thirty (30)-day period, and (II) there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Applicable Board (excluding the Executive, if the Executive is a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Applicable Board), finding that, in the good faith opinion of the board, the Executive is guilty of the conduct described in Section 4(b)(1), (2) or (3), and specifying the particulars thereof in detail.

          (c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason or by the Executive voluntarily without Good Reason. “Good Reason” means:
(1) the assignment to the Executive of any duties materially inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a), or any other material diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of the Company’s ceasing to be a publicly traded entity);
(2) any material failure by the Company to comply with any of the provisions of Section 3(b);
(3) the Company’s requiring the Executive (i) to be based at any office or location other than as provided in Section 3(a)(1)(B), (ii) to be based at a location other than the principal executive offices of the Company if the Executive was employed at such location immediately preceding the Effective Date, or (iii) to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;
(4) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or
(5) any failure by the Company to comply with and satisfy Section 10(c).
The Executive’s employment shall not be deemed to have been terminated by the Executive for Good Reason unless he has provided the Company with written notice of the existence of the circumstances claimed to constitute Good Reason within ninety (90) days following the initial existence of such circumstances, and the Company has not remedied such circumstances within thirty (30) days of its receipt of such notice from the Executive. The Executive’s mental or physical incapacity following the occurrence of an event described above in clauses (1) through (5) shall not affect the Executive’s ability to terminate employment for Good Reason.
          (d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b). “Notice of Termination” means a written notice that (1) indicates the specific termination provision in this Agreement relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (3) if the Date of Termination is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s respective rights hereunder.

          (e) Date of Termination. “Date of Termination” means (1) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified in the Notice of Termination, (which date shall not be more than 30 days after the giving of such notice), as the case may be, (2) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination, (3) if the Executive resigns without Good Reason, the date on which the Executive notifies the Company of such termination, and (4) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be. Notwithstanding the foregoing, in no event shall the Date of Termination occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “Date of Termination.”
          (f) Compensation During Dispute. With respect to any termination of the Executive’s employment during the Employment Period, if within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Annual Base Salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the earlier of (i) the date on which the Employment Period ends or (ii) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that this Section 4(f) shall be applicable in the event of a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence. Amounts paid under this Section 4(f) are in addition to other amounts due under this Agreement and shall not, for example, be offset against or reduce any amounts otherwise due under Section 5(a) hereof.
          Section 5. Obligations of the Company upon Termination. (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company terminates the Executive’s employment other than for Cause, death or Disability or the Executive terminates employment for Good Reason:
(1) the Company shall pay to the Executive, in a lump sum in cash within 30 days after the Date of Termination, the aggregate of the following amounts:
     (A) the sum of (i) the Executive’s Annual Base Salary and any accrued vacation pay through the Date of Termination, (ii) the Executive’s Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs if such bonus has not been paid as of the Date of Termination, and (iii) the Executive’s business expenses that have not been reimbursed by the Company as of the Date of Termination that were incurred by the Executive prior to the Date of Termination in accordance with the applicable Company policy (the sum of the amounts described in subclauses (i) through (iii), the “Accrued Obligations”); provided, that notwithstanding the foregoing, if the Executive has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of the Annual Base Salary or Annual Bonus described in clause (i) or clause (iii) above, then for all purposes of this Section 5 (including, without limitation, Sections 5(b) through 5(d)), such deferral election, and the terms of the applicable arrangement shall apply to the same portion of the amount described in such clause (i) or clause (iii), and such portion shall not be considered as part of the “Accrued Obligations” but shall instead be an “Other Benefit” (as defined below);
     (B) the product of (x) the higher of (I) the Recent Annual Bonus and (II) the Annual Bonus paid or payable, including any bonus or portion thereof that has been earned but deferred (and annualized for any fiscal year consisting of less than 12 full months or during which the Executive was employed for less than 12 full months), for the most recently completed fiscal year during the Employment Period, if any (such higher amount, the “Highest Annual Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365; and
     (C) an amount equal to two and one-half times the sum of (1) the Executive’s Annual Base Salary, (2) the Highest Annual Bonus and (3) the Company’s contribution on behalf of the Executive to the Company’s Profit Sharing Retirement Plan (or successor plan) for the year ending immediately prior to the plan year during which the Date of Termination occurs;
(2) for eighteen months after the Executive’s Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, but, to the extent required in order to comply with Section 409A, in no event beyond the end of the second calendar year that begins after the Executive’s “separation from service” within the meaning of Section 409A (the applicable period hereinafter referred to as the “Benefit Continuation Period”), the Company shall continue benefits to the Executive and/or the Executive’s family at least equal to, and at the after-tax same cost to the Executive and/or the Executive’s family, as those that would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3(b)(4) if the Executive’s employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies and their families; provided, however, that, if the Executive becomes reemployed with another employer and is eligible to receive such benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. The Executive’s entitlement to COBRA continuation coverage under Section 4980B of the Code (“COBRA Coverage”) shall not be offset by the provision of benefits under this Section 5(a)(2) and the period of COBRA Coverage shall commence at the end of the Benefit Continuation Period. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the

Executive shall be considered to have remained employed until the end of the Benefit Continuation Period and to have retired on the last day of such period; and
(3) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any Other Benefits (as defined in Section 6).
Notwithstanding the foregoing provisions of this Section 5(a), to the extent required in order to comply with Section 409A of the Code, cash amounts that would otherwise be payable under this Section 5(a) during the six-month period immediately following the Date of Termination shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”), on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A of the Code.
Notwithstanding the foregoing, the Company’s obligations to pay or provide any amounts or benefits required by Section 5(a)(1)(C) or (a)(2) shall be conditioned on the Executive signing a general release of claims in favor of the Company and its affiliates in the form attached hereto as Exhibit A and the expiration of any revocation period provided for in such release, within sixty (60) days following the Date of Termination.
          (b) Death. Except as set forth in Section 4(a), if the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, the Company shall provide the Executive’s estate or beneficiaries with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. The Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 5(b) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and the Affiliated Companies to the estates and beneficiaries of peer executives of the Company and the Affiliated Companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other peer executives of the Company and the Affiliated Companies and their beneficiaries.
          (c) Disability. Except as set forth in Section 4(a), if the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, the Company shall provide the Executive with the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. The Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination, provided that to the extent required in order to comply with Section 409A of the Code, amounts and benefits to be paid or provided under this Section 5(c) shall be paid, with Interest, or provided to the Executive on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A of the Code. With respect to the provision of the Other Benefits, the term “Other Benefits” as utilized in this Section 6(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and the Affiliated Companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company and the Affiliated Companies and their families.
          (d) Cause; Other Than for Good Reason. If the Executive’s employment is terminated for Cause during the Employment Period, the Company shall provide the Executive with the Executive’s Annual Base Salary through the Date of Termination within 30 days of the Date of Termination, and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, the Company shall provide to the Executive the Accrued Obligations and the timely payment or delivery of the Other Benefits, and shall have no other severance obligations under this Agreement. In such case, all the Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination, provided that to the extent required in order to comply with Section 409A of the Code, amounts and benefits to be paid or provided under this sentence of Section 5(d) shall be paid, with Interest, or provided to the Executive on the first business day after the date that is six months following the Executive’s “separation from service” within the meaning of Section 409A of the Code.
          Section 6. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or the Affiliated Companies and for which the Executive may qualify, nor, subject to Section 11(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or the Affiliated Companies. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or the Affiliated Companies at or subsequent to the Date of Termination (“Other Benefits”) shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement. Without limiting the generality of the foregoing, the Executive’s resignation under this Agreement with or without Good Reason, shall in no way affect the Executive’s ability to terminate employment by reason of the Executive’s “retirement” under any compensation and benefits plans, programs or arrangements of the Affiliated Companies, including without limitation any retirement or pension plans or arrangements or to be eligible to receive benefits under any compensation or benefit plans, programs or arrangements of the Affiliated Companies, including without limitation any retirement or pension plan or arrangement of the Affiliated Companies or substitute plans adopted by the Company or its successors, and any termination which otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan. Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 5(a) of this Agreement, the Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and the Affiliated

Companies, unless otherwise specifically provided therein in a specific reference to this Agreement.
          Section 7. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from the Executive; provided, however, that in no event shall any such payments be made later than the last day of the Executive’s taxable year following the taxable year in which the fee or expense was incurred), to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 or 409A of the Code to any payment or benefit provided hereunder or otherwise by the Company or any Affiliated Company or otherwise relating to the Executive’s employment, or termination from employment, with the Company or any Affiliated Company, plus, in each case, Interest.
          Section 8. Certain Additional Payments by the Company.
          (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A of the Code, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 8(a), if it shall be determined that the Executive is entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount (the “Capped Benefit”). The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) Section 5(a)(1)(C); (ii) Section 5(a)(1)(B) and (iii) Section 5(a)(2). For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amount payable under this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 8(a). The Company’s obligation to make

Gross-Up Payments under this Section 8 shall not be conditioned upon the Executive’s termination of employment.
          (b) Subject to the provisions of Section 8(c), all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm designated by the Executive and reasonably acceptable to the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 8(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred (including, if such redetermination causes the Capped Benefit to no longer apply, the full amount of the Excise Tax) and any such Underpayment (plus any interest, penalties or additions payable by the Executive with respect to such Underpayment) shall be promptly paid by the Company to or for the benefit of the Executive.
          (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:
(1) give the Company any information reasonably requested by the Company relating to such claim,
(2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(3) cooperate with the Company in good faith in order effectively to contest such claim, and
(4) permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Executive to sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
          (d) If, after the receipt by the Executive of a Gross-Up Payment or payment by the Company of an amount on the Executive’s behalf pursuant to Section 8(c), the Executive receives any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 8(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on the Executive’s behalf pursuant to Section 8(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
          (e) Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination; provided that, the Gross-Up Payment shall in all events be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 8(c) that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. Notwithstanding any other provision of this Section 8, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.
          (f) Definitions. The following terms shall have the following meanings for purposes of this Section 8.
          (i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.
          (ii) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.
          (iii) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.
          (iv) The “Safe Harbor Amount” means 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.
          Section 9. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or the Affiliated Companies, and their respective businesses, which information, knowledge or data shall have been obtained by the Executive during the Executive’s employment by the Company or the Affiliated Companies and which information, knowledge or data shall not be or become public knowledge or known within the relevant trade or industry (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process or by any administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order such information, knowledge or data to be disclosed, and then only to the extent required, after prompt notice, if permitted by law, to the Company of any such order, or in connection with any litigation involving this Agreement, communicate or divulge any such information, knowledge or data to anyone other than the Company and those persons designated by the Company. In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

          Section 10. Successors. (a) This Agreement is personal to the Executive, and, without the prior written consent of the Company, shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 10(c), without the prior written consent of the Executive this Agreement shall not be assignable by the Company.
          (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.
          Section 11. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. Subject to the last sentence of Section 11(g), this Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
          (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
          if to the Executive:
At the most recent address on file at the Company.
          if to the Company:
KBW, Inc.
787 Seventh Avenue
New York, New York 10019
Attention: Mitchell B. Kleinman, Esq.
Executive Vice President and General Counsel
Facsimile: (212) 541-6668
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
          (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          (d) The Company may withhold from any amounts payable under this Agreement such United States federal, state or local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
          (e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Sections 4(c)(1) through 4(c)(5), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
          (f) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, subject to Section 1(a), prior to the Effective Date, the Executive’s employment may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement. From and after the Effective Date, except as specifically provided herein, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.
          (g) Compensation or benefits provided by this Agreement are intended to comply with, or be exempt from, Section 409A of the Code, and this Agreement shall be interpreted and administered in a manner that is consistent with such intention. If any compensation or benefits provided by this Agreement may result in the application of Section 409A of the Code, the Company shall, in consultation with the Executive, modify the Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A or in order to comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments to the Executive. All reimbursements, legal fee and expense payments and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall such reimbursements and payments by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of such reimbursements, payments and in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the reimbursements, payments and in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Executive’s right to have the Company pay or provide such reimbursements, payments and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements and payments or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date).

          (h) The respective rights and obligations of the parties to this Agreement hereunder shall survive any termination of this Agreement or the Executive’s employment with the Company or any Affiliated Company.
          (i) This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
          IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Robert Giambrone

Robert Giambrone

KBW, INC.

By	/s/ Mitchell B. Kleinman
Name:	Mitchell B. Kleinman
Title:	General Counsel & Executive Vice President

Exhibit A
SEPARATION AND RELEASE AGREEMENT
                                                                       (“Employee”) and Keefe, Bruyette & Woods, Inc., its parents, subsidiaries, affiliated companies and related entities (collectively, “KBW”), hereby knowingly and voluntarily agree to enter into this Separation and Release Agreement (“Agreement’) in order to resolve all outstanding issues and set forth all the obligations between the parties. Employee and KBW acknowledge and agree that this Agreement constitutes the sole obligation of each to the other, that no other promises, commitments or representations have been made with or by each of the parties to the other and that they have not relied on any other promises, commitments or representations in signing this Agreement.
          1. Employee’s employment with KBW terminated [terminates] effective                                         , and all compensation and benefits cease as of this date (except as expressly provided herein or as otherwise required by law). Employee acknowledges that Employee has been paid [will be paid] Employee’s regular rate of pay, less applicable payroll and other deductions, through that date. Employee further acknowledges that Employee has been paid [will be paid]                     , less applicable payroll and other deductions, representing payment for                      days of accrued and unused vacation. Employee may continue health insurance benefits at Employee’s own expense pursuant to COBRA and will receive additional information regarding COBRA under separate cover. Employee also will receive additional information regarding any KBW savings and/or pension plan under separate cover and Employee’s rights to benefits under such plan(s) will be determined by law and in accordance with the terms of such plan(s). Employee acknowledges that Employee is not entitled to any other benefits, payments or wages except as expressly provided in this paragraph.
          2. In consideration for Employee entering into this Agreement and other valuable consideration, KBW will pay Employee $                                        , less applicable payroll and other deductions (“Severance Payment”). All obligations under this Agreement shall commence only after this Agreement has been executed and the seven (7) calendar day revocation period provided in paragraph 15, below, has expired.
          3. Employee will return all KBW property (whether owned or leased), documents, records and other information of any type whatsoever concerning or relating to the business and affairs of KBW or any successor.
          4. In consideration for the Severance Payment and other valuable consideration to which the Employee would not otherwise be entitled, Employee agrees that acceptance of this Agreement constitutes a full, complete and knowing waiver and release of any claims asserted or non-asserted that Employee may have against KBW and its parents, subsidiaries, direct and indirect partners, shareholders, affiliated companies and related entities, and successors and assigns, and each of their respective present and former directors, officers, employees, shareholders, representatives, agents, assigns, attorneys, employees, and all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), or any of them, individually and in their official capacities, from any and all complaints, claims, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, known or unknown, from the beginning of time until the date thereof, arising out of or in any manner relating to Employee’s employment and separation of employment (other than Employee’s vested rights, if any, under KBW’s pension plan), against each of the Releasees.
          This waiver and release includes, but is not limited to, any claims Employee may have under applicable laws for torts, public policy, contracts or employment agreements (whether oral or written, express or implied) or common law, or under any other federal, state, or local statute, regulation, rule, ordinance or order which covers or purports to cover or relates to any aspect of employment and separation of employment (including, but not limited to, discrimination based on race, sex, age, religion, national origin, sexual orientation, physical, medical or mental condition, or marital status) under, among other statutes (each as amended), the National Labor Relations Act; Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act of 1967; the Civil Rights Acts of 1866 and 1991; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act of 1974 (other than with respect to Employee’s vested rights, if any, under KBW’s pension plan); the Fair Credit Reporting Act; the Immigration Reform Control Act; the Americans with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Occupational Safety and Health Act; the Family and Medical Leave Act of 1993; the Equal Pay Act of 1963; the Older Workers Benefit Protection Act of 1990; the Occupational Safety and Health Act of 1970; the Sarbanes-Oxley Act of 2002; the Uniformed Services Employment and Reemployment Rights Act; the Worker Adjustment and Retraining Notification Act; the Employee Polygraph Protection Act; the New York State Human Rights Law; the New York State Labor Law and the New York City Human Rights Law; and any other similar federal, state and/or local laws.
          5. Notwithstanding anything herein to the contrary, this Agreement does not affect Employee’s right to file a charge or complaint with any state, local or federal agency or to participate or cooperate in such a matter. Employee further acknowledges that Employee is not entitled to, and hereby waives any right to, monetary damages or other personal recovery resulting from actions brought by state, local or federal agencies (including with respect to charges or complaints filed by Employee with respect to matters arising out of or relating to Employee’s employment and separation of employment).
          6. In the course of Employee’s employment with KBW prior to the date hereof, Employee may have had access to confidential and proprietary information and records, data and other trade secrets of KBW (“Confidential Information”). Confidential Information shall include, without limitation, the following types of information or material, both existing and contemplated, regarding KBW or its parents, subsidiaries or affiliated companies or related entities: corporate information, including plans, strategies, policies, resolutions and any litigation or negotiations; marketing information, including strategies, methods, current or prospective customer lists, market research data; financial information, including cost and performance data, debt arrangement, equity structure, investors and holdings; and personnel information, including personnel lists, resumes, personnel data, organizational structure, compensation structure and performance evaluations. Employee shall not directly or indirectly disclose Confidential Information to any person or entity or use any Confidential Information in any way. For purposes of this paragraph, Confidential Information does not include any information that becomes public other than through Employee’s breach of this paragraph, or any information or other rights that Employee had or owned prior to employment with KBW.

          7. Employee acknowledges that the terms of this Agreement and all discussions relating to it are confidential and agrees that Employee will not divulge the terms of this Agreement to any third party, except Employee’s immediate family, financial advisor, attorney or as required by court order or as otherwise required by law.
          8. This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York, and any claims relating to this Agreement, Employee’s employment or separation thereof must be brought in a state or federal court located in New York City. The parties hereby waive any objection either may have to the jurisdiction of, or venue in, such court, including without limitation the objection that such forum is inconvenient.
          9. Employee agrees not to directly or indirectly take, support, encourage or participate in any act or attempted act which in any way would damage the reputation of KBW, its parents, subsidiaries, direct and indirect shareholders, affiliated companies or related entities, and their respective shareholders, directors, officers and employees. Nothing in this paragraph is intended to prohibit Employee from bringing an action to challenge the enforceability of the waiver and release (contained in paragraph 4 above) pursuant to the federal Older Worker Benefit Protection Act.
          10. Nothing contained in this Agreement nor the fact that the parties have signed this Agreement shall be considered an admission by either party.
          11. Employee agrees that Employee will cooperate in any legal disputes, proceedings or business matters relating to issues or incidents which took place during Employee’s term of employment. Such cooperation may include appearances in court or discovery proceedings. Employee’s reasonable and pre-approved out-of-pocket expenses incurred in connection therewith shall be reimbursed by KBW. Such expenses, however, will not include reimbursement for lost wages or attorney’s fees and costs. KBW will provide Employee with reasonable notice whenever possible of the need for Employee’s cooperation.
          12. In the event of any breach by Employee of any provision of this Agreement, including, without limitation, paragraphs 4, 6, 7 and 9 hereof, KBW shall be entitled to seek a decree of specific performance and/or injunctive relief against Employee (without the necessity of proving actual damages or posting a bond or other security). Such remedy, however, shall be cumulative and non-exclusive and shall be in addition to any other remedy to which KBW may be entitled.
          13. If any portion of this Agreement is found to be illegal, void or unenforceable but such portion would be enforceable if some part thereof were deleted or modified, then portion shall apply with such deletion or modification as is necessary to make it enforceable to the fullest extent permitted by law. If any such portion (other than the release in paragraph 5) cannot be deleted or modified to be enforceable, such portion shall be deemed severed from this Agreement and shall not affect the validity or enforceability of the remainder of this Agreement.
          14. This Agreement contains the entire understanding of the parties relating to the subject matter hereof, and supersedes any and all previous agreements and plans, whether written or oral, between Employee and KBW (excluding only any KBW savings and/or pension plan). This Agreement may be modified only in a document signed by the parties and referring specifically hereto.

          15. Since Employee’s execution of this Agreement waives and releases the Releasees from all claims Employee may have, Employee should review this Agreement carefully and is advised to consult with an attorney before signing it. Employee represents and warrants that Employee is fully competent to enter into this Agreement and acknowledges that Employee has been afforded the opportunity to review this Agreement for at least twenty-one (21) calendar days, that Employee has consulted with, or had a reasonable opportunity to consult with, Employee’s attorney prior to executing this Agreement, that Employee has read completely, and fully understands the terms of this Agreement, and that Employee has signed this Agreement freely and voluntarily. Employee agrees that any changes, whether material or not, to this Agreement will not restart the twenty-one (21) calendar day period set forth above.
          Employee further acknowledges that Employee has the opportunity to revoke this Agreement within seven (7) calendar days of signing it and that, if Employee revokes this Agreement, Employee will not be entitled to the Severance Payment and other benefits provided in this Agreement (other than those provided for in paragraph 1 above). Employee understands that if Employee does revoke this Agreement, Employee must deliver written notice to Elise Johnson via email at ejohnson@kbw.com AND via facsimile at 212-247-9479. To be effective, such revocation must be received by Elise Runck no later than 11:59 p.m. (New York City time) on the seventh (7th) calendar day following the execution by Employee of this Agreement.
          This Agreement was first provided to Employee on                                         , [                     ]. To receive the Severance Payment and other benefits described above, Employee must sign and return this Agreement no later than                                         , [                    ]. This Agreement should be returned to Elise Runck,                                         , Keefe, Bruyette & Woods, Inc.,                                          ,                                                              .
          PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. To signify the parties’ agreement to the terms of this Agreement, the parties have executed this Agreement on the date set forth opposite their signatures which appear below.

[EMPLOYEE’S NAME]	KEEFE, BRUYETTE & WOODS, INC.

By:
Date:	Date:

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